Exhibit 2.5

ELAN PHARMACEUTICALS, INC.

ELAN DIAGOSTICS, INC.

c/o Elan Pharmaceuticals, Inc.
800 Gateway Boulevard
South San Francisco, CA 94080

March 18, 2003

NOVITRON INTERNATIONAL, INC.
One Gateway Center, Suite 411
Newton, MA 02458

Re: Starrsed/Diesse Amendment

Ladies and Gentlemen:

We refer you to the Asset Purchase Agreement, dated as of December 9, 2002, as amended (the "Asset Purchase Agreement"), by and among Elan Pharmaceuticals, Inc., a Delaware corporation, Elan Diagnostics, Inc., a Delaware corporation, and Novitron International, Inc., a Delaware corporation.

This letter confirms our mutual agreement to amend the Asset Purchase Agreement as follows:

1. Section 1.6 to the Asset Purchase Agreement is hereby amended by adding the following proviso at the end thereof: "; provided, further, however, the Sole Distributor Agreement dated March 1, 1996 between Mechatronics Instruments B.V. and Elan Pharma, Inc. shall be excluded from the Assumed Contracts (it being understood, however, that all outstanding purchaser orders thereunder shall be included in the Assumed Contracts)".

2. Schedule 1.6 to the Asset Purchase Agreement is hereby amended by deleting the following item thereof: "14) Sole Distributor Agreement between Mechatronics Instruments B.V. and Elan Pharma, Inc. — dated March 1, 1996." The following is hereby added in its place: "14) All outstanding purchase orders under the Sole Distributor Agreement between Mechatronics Instruments B.V. and Elan Pharma, Inc. dated March 1, 1996."

3. Schedule 1.21 to the Asset Purchase Agreement is hereby amended by adding the following items at the end thereof:

"9) Sole Distributor Agreement between Mechatronics Instruments B.V. and Elan Pharma, Inc. dated March 1, 1996 (provided, however, that all outstanding purchaser orders thereunder shall be included in the Purchased Assets).

10) All inventories of Starrsed III and Starrsed Compact instruments (including non-performing instruments), net of reserves relating thereto (provided, however, that the one Starrsed III instrument and the one Starrsed Compact instrument located on-site in Smithfield, RI (the "Countertop Starrsed Instruments") shall be included in the Purchased Assets)."

4. Section 1.23 of the Asset Purchase Agreement is hereby amended by adding the following proviso at the end thereof: "provided, however, that the Countertop Starrsed Instruments (as defined in Schedule 1.21) shall be excluded from the Final Net Asset Value, but will continue to be reflected in the Interim Net Asset Value, including for purposes of the potential adjustment to the Purchase Price pursuant to Section 2.3(d)."

5. Schedule 6.6 to the Asset Purchase Agreement is hereby amended by deleting the following item thereof: "3. EDX shall have received a consent to assign the Diesse Agreement from Diesse or Diesse and EDX shall have terminated the Diesse Agreement and Diesse entered into a separate agreement with Acquiror on or prior to the Closing Date."

[Signature page follows]

Please confirm that the foregoing accurately sets forth our agreement by executing a copy hereof in the space provided below and returning it to the undersigned.

Very truly yours,

ELAN PHARMACEUTICALS, INC.

By: /s/ Theodore R. Schroeder
Theodore R. Schroeder
Senior VP North American Sales and Marketing

ELAN DIAGNOSTICS, INC.

By: /s/ Robert M. Packer
Robert M. Packer
Assistant Treasurer

Acknowledged and agreed
as of the date set forth above:

NOVITRON INTERNATIONAL, INC.

By: /s/ Israel M. Stein
Israel M. Stein
Chairman of the Board and
Chief Executive Officer